Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Stephanie Carrington / Sara Ephraim (investors) (646) 536-7017 / 7002 scarrington@theruthgroup.com sephraim@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports Fourth Quarter and Year-End 2008 Results

Qutenza™ Receives Positive Committee Recommendation in European

Union

Corporate Highlights:

•

CHMP issued positive opinion recommending approval of Qutenza™ (formerly NGX-4010) for treatment of peripheral neuropathic pain in non-diabetic adults either alone or in combination with other medicinal products for pain

•	Qutenza NDA accepted for review by U.S. FDA for PHN

Upcoming 2009 Milestones:

•	European commercial partnership for Qutenza anticipated first half of 2009

•

European Commission decision on MAA for Qutenza for the treatment of peripheral neuropathic pain in non-diabetic adults alone or in combination with other medicinal products for pain anticipated first half of 2009

•	FDA PDUFA date of August 16, 2009 for Qutenza NDA to manage pain associated with PHN

San Mateo, Calif., (March 20, 2009) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for the fourth quarter and full year ended December 31, 2008 and provided an update on recent developments.

During 2008, NeurogesX continued to make significant progress on the regulatory front in the United States and Europe. In October 2008, the Company submitted a new drug application (NDA) on schedule to the U.S. Food and Drug Administration (FDA) requesting marketing approval of Qutenza for the management of pain associated with postherpetic neuralgia (PHN). In December 2008, the NDA was accepted by the FDA for review, resulting in a Prescription Drug User Fee Act (PDUFA) date of August 16, 2009.

Regarding the European regulatory process for Qutenza, on March 19, 2009, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) issued a positive opinion recommending approval of the marketing authorization application (MAA) for Qutenza for the treatment of peripheral neuropathic pain in non-diabetic adults either alone or in combination with other medicinal products for pain. The MAA, filed under the centralized procedure, is subject to a final decision by the European Commission on the CHMP’s recommendation. This decision is usually rendered approximately 60 to 90 days from the date of the CHMP’s recommendation.

Anthony DiTonno, President and CEO, commented, “With the final European Commission decision expected within the next 60 to 90 days, and a U.S. marketing application under review, we believe that we are closer than ever before to becoming a commercial enterprise. We are pleased with the proposed label for Qutenza in the European Union, which includes all peripheral neuropathic pain conditions in non-diabetic adults either alone or in combination with other medicinal products for pain and supports our goal of finalizing a commercial partnership for the European Union during the first half of 2009. In the United States our NDA for Qutenza was accepted and is currently under review by the FDA for the PHN indication, with a scheduled PDUFA date of August 16, 2009. We continue to plan for the potential U.S. commercialization of Qutenza. Both our U.S. and European commercial strategies continue to focus on maximizing the value of Qutenza, and we are excited about the upcoming events for the coming year.”

Fourth Quarter and Year-End 2008 Financial Results

Total operating expenses for the fourth quarter of 2008 were approximately $4.7 million and for the year ended December 31, 2008 were approximately $26.3 million, compared to approximately $8.1 million and $32.8 million in the same periods of 2007, respectively. The year-over-year decreases in operating expenses of 42% and 20% in the fourth quarter and full-year 2008, respectively, reflected the substantial completion of Phase 3 clinical trials of Qutenza in 2007, which were required to support the NDA and MAA. Further year-over-year spending reductions resulted from the Company’s decision to defer development programs in order to focus resources on regulatory processes and to continue preparations for potential commercialization of Qutenza in both Europe and the United States.

Net loss for the fourth quarter of 2008 was approximately $4.8 million, compared to a net loss of $7.9 million for the fourth quarter of 2007. Net loss per share attributable to common stockholders was $0.27 per share and $0.58 per share for the three months ended December 31, 2008 and 2007, respectively, based on weighted average shares outstanding of 17,553,133 and 13,570,572, respectively.

For the 12 months ended December 31, 2008, net loss was approximately $26.0 million, compared to a net loss of $32.0 million for the same period of 2007. Net loss per share attributable to common stockholders was $1.49 per share and $4.06 per share for the 12 months ended December 31, 2008 and 2007, respectively, based on weighted average shares outstanding of 17,519,415 and 9,017,627, respectively. The weighted average shares used in computing loss per share attributable to common stockholders for the fourth quarter and full year 2008 exclude anti-dilutive securities, such as stock options and warrants. For the full year 2008, weighted average shares used in computing loss per share attributable to common stockholders also excluded redeemable preferred stock in periods prior to their conversion to common stock upon completion of NeurogesX’ initial public offering in May 2007.

Cash, cash equivalents and short-term investments were approximately $24.5 million at December 31, 2008, compared to $30.8 million at September 30, 2008.

Stephen Ghiglieri, CFO, commented, “Our regulatory and commercialization timelines for Qutenza in the United States and Europe have remained on track. We have focused our cash resources on regulatory and pre-commercialization activities for Qutenza, deferring further clinical development of Qutenza, NGX-1998 and our preclinical prodrug development programs. Based on this conservative strategy, we believe we have sufficient cash runway through the anticipated timing of European Commission and FDA decisions, and through at least December 31, 2009. Potential proceeds received from our anticipated European commercial partnership, including upfront or near-term milestone payments, would be additive and have not been factored into our current cash forecast. With the potential for European and U.S. commercial partnerships, and other non-equity based sources of funding, we do not currently intend to raise equity capital in the public markets.”

Development Update

NeurogesX’ near-term focus is to secure regulatory approvals of the NDA and MAA for Qutenza. The CHMP’s positive opinion recommending approval in the E.U. of Qutenza for the treatment of peripheral neuropathic pain in non-diabetic adults either alone or in combination with other medicinal products for pain, was made in reliance on NeurogesX’ commitment to conduct certain post-marketing studies. These post-marketing commitments, which are often required by the CHMP as a condition of an approval recommendation, may include an open-label safety study of Qutenza in on-label indications, as well as a clinical safety and efficacy study in painful diabetic neuropathy. These studies could potentially be conducted and/or funded by a European commercial partner, and the timing for initiating such studies will be provided following the European Commission’s decision regarding final marketing authorization for Qutenza.

NGX-1998, the Company’s second-generation, liquid formulation of the same active ingredient found in Qutenza, has completed three Phase 1 studies. The most recent of these studies was in 36 healthy volunteers to evaluate potential control formulations for use in later-stage clinical studies. The liquid formulation may address neuropathic pain conditions in areas of the skin that are difficult to target through a dermal patch application, and potentially offers similar efficacy in a shorter application time versus Qutenza. NeurogesX is currently evaluating the timing to initiate Phase 2 development of NGX-1998.

NeurogesX continues to pursue business development opportunities to advance its opioid and acetaminophen prodrugs.

•

NGX-9674 and NGX-5752, novel prodrugs of acetaminophen, have completed in vivo and in vitro preclinical studies, in which they demonstrated approximately 10 times greater solubility in water versus acetaminophen.

•

NGX-1576, a novel prodrug coupling acetaminophen to a liver protectant, has been evaluated in vitro and in vivo. Equivalent dose levels of NGX-1576 in mice produced significantly less liver toxicity than acetaminophen, while additional data demonstrated the production of equivalent plasma levels of acetaminophen.

•

NGX-6052, the most advanced molecule synthesized in NeurogesX’ opioid prodrug platform, has been evaluated in proof of concept in vivo and in vitro preclinical studies for its potential to deliver therapeutic efficacy with an abuse-deterrent profile and improved side effect profile.

Conference Call Details

The Company will hold its quarterly conference call today at 9:00 a.m. ET (6:00 a.m. PT) to discuss fourth quarter and year-end 2008 results and the CHMP’s positive opinion recommending E.U. approval of Qutenza for the treatment of peripheral neuropathic pain in non-diabetic adults either alone or in combination with other medicinal products for pain.

To participate, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). To access the live web cast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning March 20, 2009 at 12:00 p.m. ET (9:00 a.m. PT) and ending on March 30, 2009 by dialing 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 317851. A replay of the webcast will also be available on the corporate website for one month, through April 20, 2009.

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late-stage product portfolio is led by its product candidate QutenzaTM, a dermal high-concentration capsaicin patch designed to manage pain associated with peripheral neuropathic pain conditions, that the Company believes offers significant advantages over other pain therapies. NeurogesX submitted a new drug application (NDA) for

Qutenza with the U.S. Food and Drug Administration (FDA) in October 2008 for PHN, which was accepted by the FDA in December 2008. On March 19, 2009, a marketing authorization application (MAA) for Qutenza received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP) recommending approval for peripheral neuropathic pain in non-diabetic adults either alone or in combination with other medicinal products for pain. The Company is currently awaiting the European Commission’s decision on the CHMP’s opinion, a process which normally takes approximately 60 to 90 days.

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies and NeurogesX is currently evaluating the timing of entering Phase 2 development.

NeurogesX’ early stage product pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo and is currently seeking development partners for these programs.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the expected timing and outcome of regulatory decisions and the label approval being sought or that may be obtained with respect to the MAA for Qutenza in the European Union and the NDA for Qutenza with the FDA, including the timing of European Commission approval of the MAA and the PDUFA date for the NDA; NeurogesX’ plans, and expected timing, with regard to seeking partnerships for its product candidates, including potential commercial partners for Qutenza in the European Union and the United States and potential development partners for its early-stage product pipeline; the sufficiency of cash resources to fund the NeurogesX’ operations through at least December 31, 2009; the ability to secure funding through commercial partnerships; expectations regarding expenses and cash burn rate; expectations with respect to seeking funding; the potential markets for NeurogesX’ product candidates; and the expected benefits of NeurogesX’ product candidates;. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, positive results in clinical trials, or the recommendation of the CHMP for MAA approval, may not be sufficient to obtain FDA or European regulatory approval; any regulatory approvals which are received may offer more limited indications than anticipated; unexpected expenses; inability to enter into or obtain adequate funding under commercial or other strategic partnerships; NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; physician or patient reluctance to use Qutenza or NGX-1998, if approved, or the inability of physicians to obtain sufficient reimbursement for such procedures; potential alternative therapies; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; and other difficulties or delays in, clinical development, obtaining regulatory approval, market acceptance and commercialization of NeurogesX’ product candidates and the advantages of NeurogesX’ product candidates over other pain therapies. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NEUROGESX, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Operating expenses:
Research and development (1)	$2,497	$5,654	$16,104	$25,321
General and administrative (2)	2,155	2,412	10,182	7,455

Total operating expenses	4,652	8,066	26,286	32,776

Loss from operations	(4,652)	(8,066)	(26,286)	(32,776)
Interest income	56	443	1,057	1,673
Interest expense	(152)	(272)	(792)	(1,219)
Other income (expense), net	(40)	6	(14)	366

Net loss	(4,788)	(7,889)	(26,035)	(31,956)
Accretion of redeemable convertible preferred stock	—	—	—	(4,626)

Net loss attributable to common stockholders	$(4,788)	$(7,889)	$(26,035)	$(36,582)

Basic and diluted net loss per share attributable to common stockholders	$(0.27)	$(0.58)	$(1.49)	$(4.06)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	17,553,133	13,570,572	17,519,415	9,017,627

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$148	$158	$745	$893
(2) General and administrative	185	184	755	869

	$333	$342	$1,500	$1,762

NEUROGESX, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2008 (unaudited)	2007 (1)
Assets
Current assets:
Cash and cash equivalents	$10,435	$31,478
Short-term investments	14,071	21,373
Prepaid expenses and other current assets	412	585
Restricted cash	40	—

Total current assets	24,958	53,436
Property and equipment, net	468	453
Restricted cash	160	240
Other assets	4	56

Total assets	$25,590	$54,185

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$370	$1,712
Accrued compensation	1,039	680
Accrued research and development	1,067	1,198
Other accrued expenses	540	1,848
Notes payable—current portion	2,833	3,859

Total current liabilities	5,849	9,297
Non-current liabilities:
Notes payable—non-current portion	191	3,024
Deferred rent	276	156
Accrued research and development—non-current	—	347

Total non-current liabilities	467	3,527
Stockholders’ equity:
Common stock	18	17
Additional paid-in capital	209,370	205,417
Deferred stock-based compensation	(2)	(15)
Accumulated other comprehensive income	32	51
Deficit accumulated during the development stage	(190,144)	(164,109)

Total stockholders’ equity	19,274	41,361

Total liabilities and stockholders’ equity	$25,590	$54,185

(1)	The balance sheet at December 31, 2007, has been derived from the audited consolidated financial statements at that date.